Exhibit 99.1

U.S. Bancorp Reports Third Quarter 2021 Results

• Net income of $2.0 billion and net revenue of $5.9 billion

• Return on average assets of 1.45% and return on average common equity of 15.9%

• Common Equity Tier 1 capital ratio of 10.2% and strong levels of liquidity

3Q21 Key Financial Data	3Q21 Highlights

PROFITABILITY METRICS	3Q21	2Q21	3Q20

•  Net income of $2,028 million and diluted earnings per common share of $1.30

•  Return on average assets of 1.45% and return on average common equity of 15.9%

•  Net revenue of $5,890 million, including $3,197 million of net interest income and $2,693 million of noninterest income

•  Positive operating leverage on a linked quarter basis driven by 2.8% linked quarter noninterest income growth

•  Payments revenue increased 3.6%

•  Trust and investment management fees increased 2.9%

•  Average total earning assets growth of 3.5% year-over-year

•  Average total deposits growth of 6.4% year-over-year

•  Allowance for credit losses declined $310 million during the quarter given improving economic outlook and credit trends

•  CET1 capital ratio increased to 10.2% at September 30, 2021, compared with 9.4% at September 30, 2020

Return on average assets (%)	1.45	1.44	1.17
Return on average common equity (%)	15.9	16.3	12.8
Return on tangible common equity (%) (a)	20.2	20.9	16.6
Net interest margin (%)	2.53	2.53	2.67
Efficiency ratio (%) (a)	58.4	59.0	56.6
INCOME STATEMENT (b)	3Q21	2Q21	3Q20
Net interest income (taxable-equivalent basis)	$3,197	$3,164	$3,252
Noninterest income	$2,693	$2,619	$2,712
Net income attributable to U.S. Bancorp	$2,028	$1,982	$1,580
Diluted earnings per common share	$1.30	$1.28	$.99
Dividends declared per common share	$.46	$.42	$.42
BALANCE SHEET (b)	3Q21	2Q21	3Q20
Average total loans	$296,739	$294,284	$311,018
Average total deposits	$431,487	$429,210	$405,523
Net charge-off ratio	.20%	.25%	.66%
Book value per common share (period end)	$32.22	$31.74	$30.93
Basel III standardized CET1 (c)	10.2%	9.9%	9.4%

(a) See Non-GAAP Financial Measures reconciliation on page 16
(b) Dollars in millions, except per share data
(c) CET1 = Common equity tier 1 capital ratio

CEO Commentary

“In the third quarter we generated net revenue of $5.9 billion, net income of $2.0 billion, and a return on tangible common equity of over 20%. Our results were supported by continued momentum across our fee businesses, a pick-up in loan growth, and improvement in our efficiency ratio. Credit quality was once again better than expected and for the third straight quarter our net charge-off ratio hit a record low level. We continue to supplement our organic growth by utilizing excess capital for strategically sound, financially attractive acquisitions. During the quarter we acquired Bento Technologies, which expands the capabilities of our payments ecosystem, and entered into a definitive agreement to acquire MUFG Union Bank’s core regional banking franchise. These acquisitions provide strategic and secular growth opportunities that will allow U.S. Bank to continue to deliver industry leading results for years to come. I want to thank all our employees for their continued hard work and dedication to serving all of our stakeholders.”

— Andy Cecere, Chairman, President and CEO, U.S. Bancorp

In the Spotlight

U.S. Bancorp to acquire MUFG Union Bank

U.S. Bancorp has entered into a definitive agreement to acquire MUFG Union Bank’s core regional banking franchise for approximately $8 billion, including $5.5 billion in cash and approximately 44 million shares of U.S. Bancorp common stock. The acquisition would add more than 1 million consumer customers and about 190,000 small business customers on the West Coast in addition to approximately $58 billion in loans and $90 billion in deposits. The acquisition will provide benefits for both customers and the communities served by the combined organization through improved technology, expanded products and customer choice. The transaction is expected to close in the first half of 2022.

Award-winning Mobile App

The U.S. Bank Mobile App was ranked first among banking apps by industry benchmarking firm Keynova in its 3Q 2021 scorecard. The firm evaluates the top 17 banks on more than 200 criteria across four main categories: functionality, ease of use, privacy and security, and quality and availability.

U.S. Bank to launch fleet industry Voyager Mastercard

U.S. Bank and Mastercard have partnered on a new card for fleet-related expenses. The new U.S. Bank Voyager Mastercard will build on U.S. Bank’s existing Voyager card, which allows customers to pay for fuel, fleet maintenance and other expenses at more than 320,000 merchant locations. Now customers can use a single card to pay for fleet-related expenses at any merchant that accepts Mastercard, providing unprecedented flexibility to support fleet operations and productivity on two major networks.

U.S. Bank Acquires Small Business Payments Software Company

In September, U.S. Bank acquired Bento Technologies, known as Bento for Business, a fintech company based in Chicago and San Francisco that provides payment and expense management services to small and mid-size businesses. The acquisition is part of U.S. Bank’s vision to bring payments and banking services together to simplify cash flow and money management for small businesses.

        Investor contact: Jennifer Thompson, 612.303.0778 | Media contact: Jeff Shelman, 612.422.1423

U.S. Bancorp Third Quarter 2021 Results

INCOME STATEMENT HIGHLIGHTS
($ in millions, except per-share data)				Percent Change
	3Q 2021	2Q 2021	3Q 2020	3Q21 vs 2Q21	3Q21 vs 3Q20	YTD 2021	YTD 2020	Percent Change
Net interest income	$3,171	$3,137	$3,227	1.1	(1.7)	$9,371	$9,650	(2.9)
Taxable-equivalent adjustment	26	27	25	(3.7)	4.0	79	73	8.2
Net interest income (taxable-equivalent basis)	3,197	3,164	3,252	1.0	(1.7)	9,450	9,723	(2.8)
Noninterest income	2,693	2,619	2,712	2.8	(.7)	7,693	7,851	(2.0)
Total net revenue	5,890	5,783	5,964	1.9	(1.2)	17,143	17,574	(2.5)
Noninterest expense	3,429	3,387	3,371	1.2	1.7	10,195	10,005	1.9
Income before provision and income taxes	2,461	2,396	2,593	2.7	(5.1)	6,948	7,569	(8.2)
Provision for credit losses	(163)	(170)	635	4.1	nm	(1,160)	3,365	nm
Income before taxes	2,624	2,566	1,958	2.3	34.0	8,108	4,204	92.9
Income taxes and taxable-equivalent adjustment	590	578	372	2.1	58.6	1,801	744	nm
Net income	2,034	1,988	1,586	2.3	28.2	6,307	3,460	82.3
Net (income) loss attributable to noncontrolling interests	(6)	(6)	(6)	--	--	(17)	(20)	15.0
Net income attributable to U.S. Bancorp	$2,028	$1,982	$1,580	2.3	28.4	$6,290	$3,440	82.8
Net income applicable to U.S. Bancorp common shareholders	$1,934	$1,914	$1,494	1.0	29.5	$6,023	$3,196	88.5
Diluted earnings per common share	$1.30	$1.28	$.99	1.6	31.3	$4.04	$2.11	91.5

Net income attributable to U.S. Bancorp was $2,028 million for the third quarter of 2021, which was $448 million higher than the $1,580 million for the third quarter of 2020, and $46 million higher than the $1,982 million for the second quarter of 2021. Diluted earnings per common share were $1.30 in the third quarter of 2021, compared with $0.99 in the third quarter of 2020 and $1.28 in the second quarter of 2021.

The increase in net income year-over-year was primarily due to lower provision for credit losses driven by a reserve release, a result of continued improvement in the global economy, as well as strong credit and collateral performance. This compares with a reserve build during 2020 related to acquired loans. Net interest income decreased 1.7 percent on a year-over-year taxable-equivalent basis due to changes in loan portfolio composition and lower average loan balances primarily driven by commercial loan paydowns by corporate customers accessing the capital markets and the Small Business Administration (“SBA”) Paycheck Protection Program, partially offset by the benefit of deposit and funding mix in addition to higher loan fees related to the SBA Paycheck Protection Program. The net interest margin declined from 2.67 percent a year ago to 2.53 percent in the third quarter of 2021 primarily due to the impact of declining interest rates on loan yields, the mix of earning assets and lower reinvestment yields in the investment portfolio, partially offset by the net benefit of funding composition and higher loan fees. Noninterest income decreased 0.7 percent compared with a year ago driven by lower mortgage banking revenue, commercial products revenue related to slower capital markets activities and other noninterest income, mostly offset by improvements in payment services revenue, trust and investment management fees, deposit service charges, treasury management fees and investment products fees. Noninterest expense increased 1.7 percent reflecting increases in compensation expense, primarily related to performance-based incentive compensation, as well as higher professional services expense, marketing and business development expense and technology and communications expense, partially offset by lower net occupancy and equipment expense and other noninterest expense.

Net income increased on a linked quarter basis primarily due to 1.9 percent growth in total net revenue including growth in net interest income and stronger noninterest income. Net interest income on a taxable-equivalent basis increased 1.0 percent primarily due to higher loan fees mainly related to the SBA Paycheck Protection Program, lower premium amortization in the investment portfolio, and one more day in the quarter, partially offset by lower loan yields and earning asset mix. The net interest margin was flat on a linked quarter basis primarily reflecting favorable funding and deposit mix as well as higher loan fees, partially offset by lower loan yields in addition to earning asset composition. Noninterest income increased 2.8 percent compared with the second quarter of 2021 driven by increases in payment services revenue, trust and investment management fees, deposit service charges and mortgage banking revenue, partially offset by lower securities gains and other noninterest income. Noninterest expense increased 1.2 percent on a linked quarter basis reflecting higher compensation expense and professional services expense, partly offset by lower other noninterest expense.

U.S. Bancorp Third Quarter 2021 Results

NET INTEREST INCOME
(Taxable-equivalent basis; $ in millions)				Change
	3Q 2021	2Q 2021	3Q 2020	3Q21 vs 2Q21	3Q21 vs 3Q20	YTD 2021	YTD 2020	Change
Components of net interest income
Income on earning assets	$3,435	$3,409	$3,598	$26	$(163)	$10,211	$11,437	$(1,226)
Expense on interest-bearing liabilities	238	245	346	(7)	(108)	761	1,714	(953)
Net interest income	$3,197	$3,164	$3,252	$33	$(55)	$9,450	$9,723	$(273)

Average yields and rates paid
Earning assets yield	2.72%	2.73%	2.95%	(.01)%	(.23)%	2.72%	3.21%	(.49)%
Rate paid on interest-bearing liabilities	.27	.28	.39	(.01)	(.12)	.28	.63	(.35)
Gross interest margin	2.45%	2.45%	2.56%	--%	(.11)%	2.44%	2.58%	(.14)%
Net interest margin	2.53%	2.53%	2.67%	--%	(.14)%	2.52%	2.73%	(.21)%

Average balances
Investment securities (a)	$151,755	$160,615	$128,565	$(8,860)	$23,190	$152,653	$123,444	$29,209
Loans	296,739	294,284	311,018	2,455	(14,279)	295,014	308,935	(13,921)
Earning assets	503,325	500,751	486,104	2,574	17,221	500,616	476,018	24,598
Interest-bearing liabilities	353,129	356,565	357,739	(3,436)	(4,610)	356,731	363,585	(6,854)

(a) Excludes unrealized gain (loss)

Net interest income on a taxable-equivalent basis in the third quarter of 2021 was $3,197 million, a decrease of $55 million (1.7 percent) compared with the third quarter of 2020. The decrease was primarily due to loan mix and lower average loan volumes primarily driven by corporate loan paydowns by corporate customers accessing the capital markets and SBA Paycheck Protection Program loans, partially offset by favorable deposit and funding mix and higher loan fees related to the SBA Paycheck Protection Program. Average earning assets were $17.2 billion (3.5 percent) higher than the third quarter of 2020, reflecting an increase of $23.2 billion (18.0 percent) in average investment securities and an increase of $8.9 billion (23.0 percent) in average other earning assets, primarily driven by higher cash balances, while average total loans decreased $14.3 billion (4.6 percent) due to continued paydowns by corporate customers.

Net interest income on a taxable-equivalent basis increased $33 million (1.0 percent) on a linked quarter basis primarily due to higher loan fees primarily related to the SBA Paycheck Protection Program, lower premium amortization in the investment portfolio, and one more day in the quarter, partially offset by lower loan yields and earning asset mix. Average earning assets were $2.6 billion (0.5 percent) higher on a linked quarter basis, reflecting increases of $2.5 billion (0.8 percent) in average loans and an increase of $9.4 billion (24.6 percent) in average other earning assets, driven by higher cash balances, partially offset by a decrease of $8.9 billion (5.5 percent) in average investment securities.

The net interest margin in the third quarter of 2021 was 2.53 percent, compared with 2.67 percent in the third quarter of 2020 and 2.53 percent in the second quarter of 2021. The decrease in the net interest margin from the prior year was primarily due to the impact of declining interest rates on loan yields, the mix of earning assets and lower reinvestment yields in the investment portfolio, partially offset by the net benefit of funding composition and higher loan fees. Net interest margin was flat on a linked quarter basis reflecting favorable funding and deposit mix as well as higher loan fees, partially offset by lower loan yields in addition to earning asset composition.

The increase in average investment securities year-over-year was due to purchases of mortgage-backed, U.S. Treasury and state and political securities, net of prepayments and maturities, while the decrease on a linked quarter basis was primarily driven by repayments and maturities.

U.S. Bancorp Third Quarter 2021 Results

AVERAGE LOANS
($ in millions)				Percent Change
	3Q 2021	2Q 2021	3Q 2020	3Q21 vs 2Q21	3Q21 vs 3Q20	YTD 2021	YTD 2020	Percent Change

Commercial	$96,673	$97,713	$109,899	(1.1)	(12.0)	$97,047	$110,886	(12.5)
Lease financing	5,159	5,261	5,590	(1.9)	(7.7)	5,251	5,615	(6.5)
Total commercial	101,832	102,974	115,489	(1.1)	(11.8)	102,298	116,501	(12.2)

Commercial mortgages	28,080	27,721	29,849	1.3	(5.9)	27,923	29,855	(6.5)
Construction and development	10,841	10,843	11,080	--	(2.2)	10,834	10,844	(.1)
Total commercial real estate	38,921	38,564	40,929	.9	(4.9)	38,757	40,699	(4.8)

Residential mortgages	74,104	73,351	75,786	1.0	(2.2)	74,215	72,612	2.2

Credit card	21,905	21,116	22,052	3.7	(.7)	21,391	22,465	(4.8)

Retail leasing	7,643	7,873	8,438	(2.9)	(9.4)	7,829	8,441	(7.3)
Home equity and second mortgages	10,936	11,368	13,551	(3.8)	(19.3)	11,451	14,256	(19.7)
Other	41,398	39,038	34,773	6.0	19.1	39,073	33,961	15.1
Total other retail	59,977	58,279	56,762	2.9	5.7	58,353	56,658	3.0

Total loans	$296,739	$294,284	$311,018	.8	(4.6)	$295,014	$308,935	(4.5)

Average total loans for the third quarter of 2021 were $14.3 billion (4.6 percent) lower than the third quarter of 2020. The decrease was primarily due to lower total commercial loans (11.8 percent) driven by continued paydowns by corporate customers that accessed the capital markets last year and SBA Paycheck Protection Program loans, lower home equity and second mortgages (19.3 percent) as more customers chose to refinance their existing first lien residential mortgage balances during the prior year due to the low interest rate environment, lower total commercial real estate loans (4.9 percent) as a result of paydowns and lower residential mortgages (2.2 percent) driven by paydowns. These decreases were partially offset by strong growth in other retail loans (19.1 percent) driven by growth in installment loans due to strong auto and recreational vehicle lending.

Average total loans were $2.5 billion (0.8 percent) higher than the second quarter of 2021 primarily driven by higher other retail loans (6.0 percent) driven by growth in installment loans, higher credit card loans (3.7 percent) due to higher sales volumes as well as account growth and higher residential mortgages (1.0 percent) due to higher closings, partially offset by lower total commercial loans (1.1 percent) primarily due to paydowns of SBA Paycheck Protection Program loans by corporate customers.

U.S. Bancorp Third Quarter 2021 Results

AVERAGE DEPOSITS
($ in millions)				Percent Change
	3Q	2Q	3Q	3Q21 vs	3Q21 vs	YTD	YTD	Percent
	2021	2021	2020	2Q21	3Q20	2021	2020	Change

Noninterest-bearing deposits	$129,018	$125,297	$109,375	3.0	18.0	$124,262	$92,935	33.7
Interest-bearing savings deposits
Interest checking	103,036	103,356	84,494	(.3)	21.9	101,280	81,890	23.7
Money market savings	112,543	113,673	124,115	(1.0)	(9.3)	116,968	125,247	(6.6)
Savings accounts	63,387	62,102	53,499	2.1	18.5	61,462	50,937	20.7
Total savings deposits	278,966	279,131	262,108	(.1)	6.4	279,710	258,074	8.4
Time deposits	23,503	24,782	34,040	(5.2)	(31.0)	25,067	39,589	(36.7)
Total interest-bearing deposits	302,469	303,913	296,148	(.5)	2.1	304,777	297,663	2.4

Total deposits	$431,487	$429,210	$405,523	.5	6.4	$429,039	$390,598	9.8

Average total deposits for the third quarter of 2021 were $26.0 billion (6.4 percent) higher than the third quarter of 2020, including approximately $7 billion related to the acquisition of deposit balances from State Farm Bank in the fourth quarter of 2020. Average noninterest-bearing deposits increased $19.6 billion (18.0 percent) primarily within Corporate and Commercial Banking and Wealth Management and Investment Services, partially offset by a decrease in Payments Services. Average total savings deposits were $16.9 billion (6.4 percent) higher year-over-year driven by Consumer and Business Banking, partially offset by a decrease in Corporate and Commercial Banking. Average time deposits were $10.5 billion (31.0 percent) lower than the prior year quarter primarily within Corporate and Commercial Banking and Wealth Management and Investment Services. Changes in time deposits are primarily related to those deposits managed as an alternative to other funding sources, based largely on relative pricing and liquidity characteristics.

Average total deposits increased $2.3 billion (0.5 percent) from the second quarter of 2021. On a linked quarter basis, average noninterest-bearing deposits increased $3.7 billion (3.0 percent) driven by Corporate and Commercial Banking and Wealth Management and Investment Services. Average total savings deposits were flat compared with the second quarter of 2021 as decreases in Wealth Management and Investment Services and Corporate and Commercial Banking were offset by an increase in Consumer and Business Banking. Average time deposits, which are managed based on funding needs, relative pricing and liquidity characteristics, were $1.3 billion (5.2 percent) lower on a linked quarter basis, with decreases across most business lines.

The growth in average noninterest-bearing deposits and total average savings deposits year-over-year was primarily a result of actions by the federal government to increase liquidity in the financial system and government stimulus programs.

U.S. Bancorp Third Quarter 2021 Results

NONINTEREST INCOME
($ in millions)				Percent Change
	3Q	2Q	3Q	3Q21 vs	3Q21 vs	YTD	YTD	Percent
	2021	2021	2020	2Q21	3Q20	2021	2020	Change

Credit and debit card revenue	$393	$396	$388	(.8)	1.3	$1,125	$976	15.3
Corporate payment products revenue	156	138	125	13.0	24.8	420	371	13.2
Merchant processing services	392	374	347	4.8	13.0	1,084	950	14.1
Trust and investment management fees	459	446	434	2.9	5.8	1,349	1,295	4.2
Deposit service charges	194	176	170	10.2	14.1	531	512	3.7
Treasury management fees	155	160	145	(3.1)	6.9	462	425	8.7
Commercial products revenue	277	280	303	(1.1)	(8.6)	837	904	(7.4)
Mortgage banking revenue	418	346	553	20.8	(24.4)	1,063	1,596	(33.4)
Investment products fees	62	60	48	3.3	29.2	177	142	24.6
Securities gains (losses), net	20	43	12	(53.5)	66.7	88	143	(38.5)
Other	167	200	187	(16.5)	(10.7)	557	537	3.7

Total noninterest income	$2,693	$2,619	$2,712	2.8	(.7)	$7,693	$7,851	(2.0)

Third quarter noninterest income of $2,693 million was $19 million (0.7 percent) lower than the third quarter of 2020. Mortgage banking revenue decreased $135 million (24.4 percent) driven by lower production volume and related gain on sale margins, partially offset by the favorable net impact of the change in fair value of mortgage servicing rights, net of hedging activities, as well as gains on higher GNMA loan sales. Commercial products revenue decreased $26 million (8.6 percent) primarily due to lower capital markets activity and trading revenue, partially offset by higher syndication revenue and fees. Other noninterest income decreased $20 million (10.7 percent) primarily due to the third quarter of 2020 impact of higher equity investment income and transition services agreement revenue associated with the sale of the Company’s ATM third-party servicing business, partially offset by certain asset impairments as a result of branch optimization and higher retail leasing end of term residual gains in the third quarter of 2021. Mostly offsetting these decreases, payments services revenue increased $81 million (9.4 percent) compared with the third quarter of 2020. During 2020, payment services revenue had been adversely affected by the impact of the pandemic on consumer and business spending, particularly related to travel and entertainment activities. However, spending has continued to strengthen across most sectors driven by government stimulus, local jurisdictions reducing restrictions and consumer behaviors normalizing. The components of payment services revenue included higher credit and debit card revenue of $5 million (1.3 percent) driven by higher net interchange revenue related to sales volume as well as stronger transaction and cash advance fees, partially offset by lower prepaid card processing activities as government stimulus dissipates and higher investment in customer acquisition. In addition, corporate payment products revenue increased $31 million (24.8 percent) reflecting improving business spending, and merchant processing services revenue increased $45 million (13.0 percent) driven by higher sales volume as well as higher merchant and equipment fees. Trust and investment management fees increased $25 million (5.8 percent) driven by business growth and favorable market conditions. Deposit service charges increased $24 million (14.1 percent) primarily due to customer activity and ATM processing revenue. Treasury management fees increased $10 million (6.9 percent) due to core growth driven by the COVID-19 economic recovery, partially offset by lower IRS volumes due to the extension of the 2019 tax filing deadline to the third quarter of 2020. Investment products fees increased $14 million (29.2 percent) primarily driven by favorable market conditions and core growth.

Noninterest income was $74 million (2.8 percent) higher in the third quarter of 2021 compared with the second quarter of 2021. Payment services revenue increased $33 million (3.6 percent) compared with the second quarter of 2021 as the global economy continues to recover from the impacts of the COVID-19 pandemic. Within payment services, corporate payment products revenue increased $18 million (13.0 percent) driven by improving business spending and merchant processing services increased $18 million (4.8 percent) driven by higher merchant and equipment fees as well as higher sales volume. Credit card revenue declined slightly due to lower prepaid card fees and higher investment in customer acquisition. Trust and investment management fees increased $13 million (2.9 percent) driven by favorable market conditions, lower fee waivers and core growth. Deposit service charges increased $18 million (10.2 percent) primarily due to seasonally higher customer activity. Mortgage banking revenue increased $72 million (20.8 percent) driven by higher production volume and related gain on sale margins as well as higher loan sales, partially offset by a slightly unfavorable net impact of the change in fair value of mortgage servicing rights, net of hedging activities.

U.S. Bancorp Third Quarter 2021 Results

NONINTEREST EXPENSE
($ in millions)				Percent Change
	3Q 2021	2Q 2021	3Q 2020	3Q21 vs 2Q21	3Q21 vs 3Q20	YTD 2021	YTD 2020	Percent Change

Compensation	$1,847	$1,798	$1,687	2.7	9.5	$5,448	$4,992	9.1
Employee benefits	336	337	335	(.3)	.3	1,057	1,001	5.6
Net occupancy and equipment	259	258	276	.4	(6.2)	780	823	(5.2)
Professional services	126	108	102	16.7	23.5	332	307	8.1
Marketing and business development	99	90	72	10.0	37.5	237	213	11.3
Technology and communications	361	362	334	(.3)	8.1	1,082	932	16.1
Postage, printing and supplies	69	65	70	6.2	(1.4)	203	214	(5.1)
Other intangibles	41	40	44	2.5	(6.8)	119	129	(7.8)
Other	291	329	451	(11.6)	(35.5)	937	1,394	(32.8)

Total noninterest expense	$3,429	$3,387	$3,371	1.2	1.7	$10,195	$10,005	1.9

Third quarter noninterest expense of $3,429 million was $58 million (1.7 percent) higher than the third quarter of 2020 reflecting increases in compensation expense, professional services expense, marketing and business development expense and technology and communications expense, partially offset by lower net occupancy and equipment expense and other noninterest expense. Compensation expense increased $160 million (9.5 percent) compared with the third quarter of 2020 due to performance-based incentives, merit, and revenue-related compensation driven by business production. Professional services expense increased $24 million (23.5 percent) primarily due to an increase in business investment and related initiatives in the third quarter of 2021. Marketing and business development expense increased $27 million (37.5 percent) due to the timing of marketing campaigns supporting business development and lower marketing activities during the pandemic. Technology and communications expense increased $27 million (8.1 percent) primarily due to higher capital expenditures supporting business technology investments. These increases were partially offset by lower net occupancy and equipment expense of $17 million (6.2 percent) primarily related to optimization initiatives and lower other noninterest expense of $160 million (35.5 percent) primarily due to higher COVID-19 related accruals in the third quarter of 2020, including recognizing liabilities related to future delivery exposures for merchant and airline processing. In addition, the decline reflects the timing of lower amortization related to tax-advantaged investments which were scaled back in 2020 during the pandemic. In 2021, investment levels in tax-advantaged projects are normalizing which will benefit future tax rates while increasing amortization.

Noninterest expense increased $42 million (1.2 percent) on a linked quarter basis largely driven by an increase of $49 million (2.7 percent) in compensation expense due to performance-based incentives, revenue-related compensation driven by business production, and one extra day in the quarter. Professional services expense increased $18 million (16.7 percent) primarily due to an increase in initiatives in the third quarter of 2021. Partially offsetting these increases, other noninterest expense decreased $38 million (11.6 percent) primarily due to lower accruals related to future delivery exposures for merchant and airline processing. On a linked quarter basis, we expect amortization of tax-advantaged investments to seasonally increase approximately $60 million in the fourth quarter of 2021.

Provision for Income Taxes

The provision for income taxes for the third quarter of 2021 resulted in a tax rate of 22.5 percent on a taxable-equivalent basis (effective tax rate of 21.7 percent), compared with 19.0 percent on a taxable-equivalent basis (effective tax rate of 18.0 percent) in the third quarter of 2020, and a tax rate of 22.5 percent on a taxable-equivalent basis (effective tax rate of 21.7 percent) in the second quarter of 2021. The increase in the tax rate year-over-year was due to the marginal impact of providing taxes on higher pretax earnings in the third quarter of 2021.

U.S. Bancorp Third Quarter 2021 Results

ALLOWANCE FOR CREDIT LOSSES
($ in millions)	3Q 2021	% (a)	2Q 2021	% (a)	1Q 2021	% (a)	4Q 2020	% (a)	3Q 2020	% (a)
Balance, beginning of period	$6,610		$6,960		$8,010		$8,010		$7,890
Net charge-offs
Commercial	13	.05	26	.11	52	.22	142	.56	167	.60
Lease financing	1	.08	1	.08	4	.30	8	.57	11	.78

Total commercial	14	.05	27	.11	56	.22	150	.56	178	.61
Commercial mortgages	1	.01	--	--	(12)	(.17)	82	1.12	85	1.13
Construction and development	12	.44	--	--	5	.19	2	.07	(2)	(.07)

Total commercial real estate	13	.13	--	--	(7)	(.07)	84	.83	83	.81
Residential mortgages	(10)	(.05)	(10)	(.05)	(5)	(.03)	(7)	(.04)	(3)	(.02)

Credit card	111	2.01	148	2.81	144	2.76	165	2.99	201	3.63

Retail leasing	1	.05	(1)	(.05)	1	.05	9	.43	20	.94
Home equity and second mortgages	(3)	(.11)	(3)	(.11)	(2)	(.07)	(3)	(.09)	(2)	(.06)
Other	21	.20	19	.20	36	.40	43	.48	38	.43

Total other retail	19	.13	15	.10	35	.25	49	.34	56	.39

Total net charge-offs	147	.20	180	.25	223	.31	441	.58	515	.66
Provision for credit losses	(163)		(170)		(827)		441		635

Balance, end of period	$6,300		$6,610		$6,960		$8,010		$8,010

Components
Allowance for loan losses	$5,792		$6,026		$6,343		$7,314		$7,407
Liability for unfunded credit commitments	508		584		617		696		603

Total allowance for credit losses	$6,300		$6,610		$6,960		$8,010		$8,010

Gross charge-offs	$266		$314		$374		$556		$611
Gross recoveries	$119		$134		$151		$115		$96

Allowance for credit losses as a percentage of Period-end loans	2.12		2.23		2.36		2.69		2.61
Nonperforming loans	695		649		617		654		678
Nonperforming assets	667		624		579		617		631

(a) Annualized and calculated on average loan balances

U.S. Bancorp Third Quarter 2021 Results

The Company’s provision for credit losses for the third quarter of 2021 was a benefit of $163 million, which was $7 million higher than the prior quarter and $798 million lower than the third quarter of 2020. During 2021, factors affecting economic conditions, including passing of additional government stimulus, widespread vaccine availability in the U.S. and reduced levels of new virus cases, have contributed to an economic recovery. However, economic uncertainty remains associated with rising inflationary concerns, additional virus variants and lack of a clear path to government funding. In addition to these factors, expected loss estimates consider various factors including customer specific information impacting changes in risk ratings, projected delinquencies and potential effects of diminishing liquidity without support of mortgage forbearance and direct federal stimulus. Currently, consumer credit trends continue to perform better than expected, while select commercial portfolios continue to be monitored for structural shifts associated with the pandemic.

Total net charge-offs in the third quarter of 2021 were $147 million, compared with $180 million in the second quarter of 2021, and $515 million in the third quarter of 2020. The net charge-off ratio was 0.20 percent in the third quarter of 2021, compared with 0.25 percent in the second quarter of 2021 and 0.66 percent in the third quarter of 2020. Net charge-offs decreased $33 million (18.3 percent) compared with the second quarter of 2021 associated with improving economic conditions, borrower liquidity and strong asset prices in the market that support repayment and recovery on problem loans. Net charge-offs decreased $368 million (71.5 percent) compared with the third quarter of 2020 reflecting improvement across all loan categories.

The allowance for credit losses was $6,300 million at September 30, 2021, compared with $6,610 million at June 30, 2021, and $8,010 million at September 30, 2020. The decrease on a linked quarter basis was driven by continued strong credit and collateral performance and incremental improvement in the economy, partially offset by increased economic uncertainty compared with the reserve build during 2020 driven by the concerns associated with the economic impact of COVID-19. The ratio of the allowance for credit losses to period-end loans was 2.12 percent at September 30, 2021, compared with 2.23 percent at June 30, 2021, and 2.61 percent at September 30, 2020. The ratio of the allowance for credit losses to nonperforming loans was 695 percent at September 30, 2021, compared with 649 percent at June 30, 2021, and 678 percent at September 30, 2020.

Nonperforming assets were $944 million at September 30, 2021, compared with $1,059 million at June 30, 2021, and $1,270 million at September 30, 2020. The ratio of nonperforming assets to loans and other real estate was 0.32 percent at September 30, 2021, compared with 0.36 percent at June 30, 2021, and 0.41 percent at September 30, 2020. The year-over-year and linked quarter decrease in nonperforming assets was primarily due to decreases in total commercial nonperforming loans and commercial mortgage nonperforming loans. Accruing loans 90 days or more past due were $385 million at September 30, 2021, compared with $376 million at June 30, 2021, and $461 million at September 30, 2020. The Company expects credit quality to return to more normalized levels over time as the economy rebounds and consumer spending resumes. However, some manageable levels of elevated nonperforming assets in certain industries and loan categories impacted by the pandemic may experience longer recovery periods.

U.S. Bancorp Third Quarter 2021 Results

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES
(Percent)	Sep 30 2021	Jun 30 2021	Mar 31 2021	Dec 31 2020	Sep 30 2020

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans
Commercial	.04	.04	.06	.05	.06
Commercial real estate	.05	.01	.01	.01	--
Residential mortgages	.15	.16	.19	.18	.15
Credit card	.66	.70	.95	.88	.91
Other retail	.11	.10	.12	.15	.14
Total loans	.13	.13	.16	.16	.15

Delinquent loan ratios - 90 days or more past due including nonperforming loans
Commercial	.25	.32	.39	.42	.48
Commercial real estate	.82	.81	.94	1.15	.82
Residential mortgages	.47	.49	.54	.50	.46
Credit card	.66	.70	.95	.88	.91
Other retail	.36	.39	.42	.42	.40
Total loans	.43	.47	.54	.57	.53

ASSET QUALITY (a)
($ in millions)

	Sep 30 2021	Jun 30 2021	Mar 31 2021	Dec 31 2020	Sep 30 2020
Nonperforming loans
Commercial	$179	$247	$298	$321	$403
Lease financing	37	44	49	54	56
Total commercial	216	291	347	375	459
Commercial mortgages	215	224	266	411	323
Construction and development	81	88	90	39	7
Total commercial real estate	296	312	356	450	330
Residential mortgages	237	244	253	245	240
Credit card	--	--	--	--	--
Other retail	157	171	172	154	152

Total nonperforming loans	906	1,018	1,128	1,224	1,181

Other real estate	17	17	19	24	35

Other nonperforming assets	21	24	55	50	54

Total nonperforming assets	$944	$1,059	$1,202	$1,298	$1,270

Accruing loans 90 days or more past due	$385	$376	$476	$477	$461

Nonperforming assets to loans plus ORE (%)	.32	.36	.41	.44	.41

(a) Throughout this document, nonperforming assets and related ratios do not include accruing loans 90 days or more past due

U.S. Bancorp Third Quarter 2021 Results

COMMON SHARES
(Millions)	3Q 2021	2Q 2021	1Q 2021	4Q 2020	3Q 2020
Beginning shares outstanding	1,483	1,497	1,507	1,506	1,506
Shares issued for stock incentive plans, acquisitions and other corporate purposes	--	1	3	1	--
Shares repurchased	--	(15)	(13)	--	--

Ending shares outstanding	1,483	1,483	1,497	1,507	1,506

CAPITAL POSITION
($ in millions)	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
	2021	2021	2021	2020	2020

Total U.S. Bancorp shareholders’ equity	$53,743	$53,039	$51,678	$53,095	$52,565

Basel III Standardized Approach (a)
Common equity tier 1 capital	$41,014	$39,691	$39,103	$38,045	$37,485
Tier 1 capital	47,426	46,103	45,517	44,474	43,916
Total risk-based capital	54,178	53,625	53,625	52,602	52,086

Common equity tier 1 capital ratio	10.2%	9.9%	9.9%	9.7%	9.4%
Tier 1 capital ratio	11.7	11.5	11.5	11.3	11.0
Total risk-based capital ratio	13.4	13.4	13.5	13.4	13.1
Leverage ratio	8.7	8.5	8.4	8.3	8.3

Tangible common equity to tangible assets (b)	6.8	6.8	6.6	6.9	7.0
Tangible common equity to risk-weighted assets (b)	9.4	9.3	9.1	9.5	9.3

Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (b)	9.7	9.5	9.5	9.3	9.0

(a) Amounts and ratios calculated in accordance with transitional regulatory requirements related to the current expected credit losses methodology
(b) See Non-GAAP Financial Measures reconciliation on page 16

Total U.S. Bancorp shareholders’ equity was $53.7 billion at September 30, 2021, compared with $53.0 billion at June 30, 2021, and $52.6 billion at September 30, 2020. The capital restrictions instituted by the Federal Reserve in the third quarter of 2020 in response to the economic uncertainty from the pandemic expired on June 30, 2021. Based on the results of the 2021 Annual Stress Test, the Company’s Board of Directors approved a 9.5 percent increase to its third quarter dividend payable in October 2021. The Company suspended share repurchases at the beginning of the third quarter due to its recently announced acquisition of MUFG Union Bank’s core regional banking franchise. The Company does not expect to commence repurchasing shares again until after the acquisition closes in order to build capital prior to the acquisition. The Company expects to operate at a CET1 capital ratio between our target ratio and 9.0 percent after closing of the acquisition.

All regulatory ratios continue to be in excess of “well-capitalized” requirements. The common equity tier 1 capital to risk-weighted assets ratio using the Basel III standardized approach was 10.2 percent at September 30, 2021, compared with 9.9 percent at June 30, 2021, and 9.4 percent at September 30, 2020. The Company’s common equity tier 1 capital to risk-weighted assets ratio, reflecting the full implementation of the current expected credit losses methodology was 9.7 percent at September 30, 2021, compared with 9.5 percent at June 30, 2021, and 9.0 percent at September 30, 2020.

U.S. Bancorp Third Quarter 2021 Results

Investor Conference Call

On Thursday, October 14, 2021, at 7 a.m. CT, Chairman, President and Chief Executive Officer Andy Cecere and Vice Chair and Chief Financial Officer Terry Dolan will host a conference call to review the financial results. The conference call will be available online or by telephone. To access the webcast and presentation, visit U.S. Bancorp’s website at usbank.com and click on “About Us,” “Investor Relations” and “Webcasts & Presentations.” To access the conference call from locations within the United States and Canada, please dial 866.316.1409. Participants calling from outside the United States and Canada, please dial 706.634.9086. The conference ID number for all participants is 7689764. For those unable to participate during the live call, a recording will be available at approximately 10 a.m. CT on Thursday, October 14 and will be accessible until Thursday, October 21 at 10:59 p.m. CT. To access the recorded message within the United States and Canada, please dial 855.859.2056. If calling from outside the United States and Canada, please dial 404.537.3406 to access the recording. The conference ID is 7689764.

About U.S. Bancorp

U.S. Bancorp, with nearly 70,000 employees and $567 billion in assets as of September 30, 2021, is the parent company of U.S. Bank National Association. The Minneapolis-based company serves millions of customers locally, nationally and globally through a diversified mix of businesses: Consumer and Business Banking; Payment Services; Corporate & Commercial Banking; and Wealth Management and Investment Services. The company has been recognized for its approach to digital innovation, social responsibility, and customer service, including being named one of the 2021 World’s Most Ethical Companies and Fortune’s most admired superregional bank. Learn more at usbank.com/about.

Forward-looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. The COVID-19 pandemic is adversely affecting U.S. Bancorp, its customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on its business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions or turbulence in domestic or global financial markets could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities, reduce the availability of funding to certain financial institutions, lead to a tightening of credit, and increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices could affect U.S. Bancorp in substantial and unpredictable ways. U.S. Bancorp’s results could also be adversely affected by changes in interest rates; further increases in unemployment rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of its investment securities; legal and regulatory developments; litigation; increased competition from both banks and non-banks; civil unrest; changes in customer behavior and preferences; breaches in data security, including as a result of work-from-home arrangements; failures to safeguard personal information; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputation risk. In addition, U.S. Bancorp’s proposed acquisition of MUFG Union Bank presents risks and uncertainties, including, among others: the risk that the cost savings, any revenue synergies and other anticipated benefits of the proposed acquisition may not be realized or may take longer than anticipated to be realized; the possibility that the proposed acquisition, including the integration of MUFG Union Bank, may be more costly or difficult to complete than anticipated; delays in closing the proposed acquisition; and the failure of required governmental approvals to be obtained or any other closing conditions in the definitive purchase agreement to be satisfied.

U.S. Bancorp Third Quarter 2021 Results

For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2020, on file with the Securities and Exchange Commission, including the sections entitled “Corporate Risk Profile” and “Risk Factors” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. In addition, factors other than these risks also could adversely affect U.S. Bancorp’s results, and the reader should not consider these risks to be a complete set of all potential risks or uncertainties. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

Non-GAAP Financial Measures

In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:

•	Tangible common equity to tangible assets
•	Tangible common equity to risk-weighted assets
•	Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology, and
•	Return on tangible common equity.

These capital measures are viewed by management as useful additional methods of evaluating the Company’s utilization of its capital held and the level of capital available to withstand unexpected negative market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position relative to other financial services companies. These capital measures are not defined in generally accepted accounting principles (“GAAP”), or are not currently effective or defined in banking regulations. In addition, certain of these measures differ from currently effective capital ratios defined by banking regulations principally in that the currently effective ratios, which are subject to certain transitional provisions, temporarily exclude the impact of the 2020 adoption of accounting guidance related to impairment of financial instruments based on the current expected credit losses methodology. As a result, these capital measures disclosed by the Company may be considered non-GAAP financial measures. Management believes this information helps investors assess trends in the Company’s capital adequacy.

The Company also discloses net interest income and related ratios and analysis on a taxable-equivalent basis, which may also be considered non-GAAP financial measures. The Company believes this presentation to be the preferred industry measurement of net interest income as it provides a relevant comparison of net interest income arising from taxable and tax-exempt sources. In addition, certain performance measures, including the efficiency ratio and net interest margin utilize net interest income on a taxable-equivalent basis.

There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

CONSOLIDATED STATEMENT OF INCOME
(Dollars and Shares in Millions, Except Per Share Data)	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2021	2020	2021	2020
Interest Income
Loans	$2,711	$2,892	$8,112	$9,152
Loans held for sale	54	61	176	157
Investment securities	606	586	1,741	1,908
Other interest income	38	34	103	144
Total interest income	3,409	3,573	10,132	11,361
Interest Expense
Deposits	78	130	245	849
Short-term borrowings	18	19	52	124
Long-term debt	142	197	464	738
Total interest expense	238	346	761	1,711
Net interest income	3,171	3,227	9,371	9,650
Provision for credit losses	(163)	635	(1,160)	3,365
Net interest income after provision for credit losses	3,334	2,592	10,531	6,285
Noninterest Income
Credit and debit card revenue	393	388	1,125	976
Corporate payment products revenue	156	125	420	371
Merchant processing services	392	347	1,084	950
Trust and investment management fees	459	434	1,349	1,295
Deposit service charges	194	170	531	512
Treasury management fees	155	145	462	425
Commercial products revenue	277	303	837	904
Mortgage banking revenue	418	553	1,063	1,596
Investment products fees	62	48	177	142
Securities gains (losses), net	20	12	88	143
Other	167	187	557	537
Total noninterest income	2,693	2,712	7,693	7,851
Noninterest Expense
Compensation	1,847	1,687	5,448	4,992
Employee benefits	336	335	1,057	1,001
Net occupancy and equipment	259	276	780	823
Professional services	126	102	332	307
Marketing and business development	99	72	237	213
Technology and communications	361	334	1,082	932
Postage, printing and supplies	69	70	203	214
Other intangibles	41	44	119	129
Other	291	451	937	1,394
Total noninterest expense	3,429	3,371	10,195	10,005
Income before income taxes	2,598	1,933	8,029	4,131
Applicable income taxes	564	347	1,722	671
Net income	2,034	1,586	6,307	3,460
Net (income) loss attributable to noncontrolling interests	(6)	(6)	(17)	(20)
Net income attributable to U.S. Bancorp	$2,028	$1,580	$6,290	$3,440
Net income applicable to U.S. Bancorp common shareholders	$1,934	$1,494	$6,023	$3,196
Earnings per common share	$1.30	$.99	$4.04	$2.12
Diluted earnings per common share	$1.30	$.99	$4.04	$2.11
Dividends declared per common share	$.46	$.42	$1.30	$1.26
Average common shares outstanding	1,483	1,506	1,491	1,510
Average diluted common shares outstanding	1,484	1,507	1,492	1,511

CONSOLIDATED ENDING BALANCE SHEET

(Dollars in Millions)	September 30, 2021	December 31, 2020	September 30, 2020
Assets	(Unaudited )		(Unaudited )
Cash and due from banks	$63,904	$62,580	$44,047
Available-for-sale investment securities	149,376	136,840	134,032
Loans held for sale	6,191	8,761	7,618
Loans
Commercial	101,013	102,871	110,764
Commercial real estate	38,808	39,311	40,380
Residential mortgages	74,954	76,155	76,789
Credit card	22,137	22,346	21,898
Other retail	60,696	57,024	57,154
Total loans	297,608	297,707	306,985
Less allowance for loan losses	(5,792)	(7,314)	(7,407)
Net loans	291,816	290,393	299,578
Premises and equipment	3,262	3,468	3,516
Goodwill	9,996	9,918	9,889
Other intangible assets	3,528	2,864	2,654
Other assets	39,422	39,081	39,121
Total assets	$567,495	$553,905	$540,455

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	135,549	$118,089	$114,583
Interest-bearing	307,353	311,681	298,634
Total deposits	442,902	429,770	413,217
Short-term borrowings	16,088	11,766	13,723
Long-term debt	35,671	41,297	42,443
Other liabilities	18,456	17,347	17,877
Total liabilities	513,117	500,180	487,260
Shareholders’ equity
Preferred stock	5,968	5,983	5,984
Common stock	21	21	21
Capital surplus	8,550	8,511	8,516
Retained earnings	68,297	64,188	63,391
Less treasury stock	(27,301)	(25,930)	(25,959)
Accumulated other comprehensive income (loss)	(1,792)	322	612
Total U.S. Bancorp shareholders’ equity	53,743	53,095	52,565
Noncontrolling interests	635	630	630
Total equity	54,378	53,725	53,195
Total liabilities and equity	$567,495	$553,905	$540,455

NON-GAAP FINANCIAL MEASURES

(Dollars in Millions, Unaudited)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Total equity	$54,378	$53,674	$52,308	$53,725	$53,195
Preferred stock	(5,968)	(5,968)	(5,968)	(5,983)	(5,984)
Noncontrolling interests	(635)	(635)	(630)	(630)	(630)
Goodwill (net of deferred tax liability) (1)	(9,063)	(8,987)	(8,992)	(9,014)	(8,992)
Intangible assets, other than mortgage servicing rights	(618)	(650)	(675)	(654)	(676)
Tangible common equity (a)	38,094	37,434	36,043	37,444	36,913

Common equity tier 1 capital, determined in accordance with transitional regulatory capital requirements related to the current expected credit losses methodology implementation	41,014	39,691	39,103	38,045	37,485
Adjustments (2)	(1,733)	(1,732)	(1,732)	(1,733)	(1,733)
Common equity tier 1 capital, reflecting the full implementation of the current expected credit losses methodology (b)	39,281	37,959	37,371	36,312	35,752

Total assets	567,495	558,886	553,375	553,905	540,455
Goodwill (net of deferred tax liability) (1)	(9,063)	(8,987)	(8,992)	(9,014)	(8,992)
Intangible assets, other than mortgage servicing rights	(618)	(650)	(675)	(654)	(676)
Tangible assets (c)	557,814	549,249	543,708	544,237	530,787

Risk-weighted assets, determined in accordance with prescribed regulatory capital requirements effective for the Company (d)	404,021*	401,301	396,351	393,648	397,657
Adjustments (3)	(684)*	(1,027)	(1,440)	(1,471)	(1,449)
Risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (e)	403,337*	400,274	394,911	392,177	396,208

Ratios*
Tangible common equity to tangible assets (a)/(c)	6.8%	6.8%	6.6%	6.9%	7.0%
Tangible common equity to risk-weighted assets (a)/(d)	9.4	9.3	9.1	9.5	9.3
Common equity tier 1 capital to risk-weighted assets, reflecting the full implementation of the current expected credit losses methodology (b)/(e)	9.7	9.5	9.5	9.3	9.0

	Three Months Ended

	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Net income applicable to U.S. Bancorp common shareholders	$1,934	$1,914	$2,175	$1,425	$1,494
Intangibles amortization (net-of-tax)	32	32	30	37	35
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization	1,966	1,946	2,205	1,462	1,529
Annualized net income applicable to U.S. Bancorp common shareholders, excluding intangible amortization (f)	7,800	7,805	8,943	5,816	6,083

Average total equity	54,908	53,593	53,359	53,801	53,046
Average preferred stock	(5,968)	(5,968)	(6,213)	(6,217)	(5,984)
Average noncontrolling interests	(635)	(631)	(630)	(630)	(630)
Average goodwill (net of deferred tax liability) (1)	(9,019)	(9,003)	(9,010)	(9,003)	(8,975)
Average intangible assets, other than mortgage servicing rights	(632)	(662)	(649)	(673)	(711)
Average tangible common equity (g)	38,654	37,329	36,857	37,278	36,746

Return on tangible common equity (f)/(g)	20.2%	20.9%	24.3%	15.6%	16.6%

Net interest income	$3,171	$3,137	$3,063	$3,175	$3,227
Taxable-equivalent adjustment (4)	26	27	26	26	25
Net interest income, on a taxable-equivalent basis	3,197	3,164	3,089	3,201	3,252

Net interest income, on a taxable-equivalent basis (as calculated above)	3,197	3,164	3,089	3,201	3,252
Noninterest income	2,693	2,619	2,381	2,550	2,712
Less: Securities gains (losses), net	20	43	25	34	12
Total net revenue, excluding net securities gains (losses) (h)	5,870	5,740	5,445	5,717	5,952

Noninterest expense (i)	3,429	3,387	3,379	3,364	3,371
Efficiency ratio (i)/(h)	58.4%	59.0%	62.1%	58.8%	56.6%
*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
(1)	Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(2)	Includes the estimated increase in the allowance for credit losses related to the adoption of the current expected credit losses methodology net of deferred taxes.
(3)	Includes the impact of the estimated increase in the allowance for credit losses related to the adoption of the current expected credit losses methodology.
(4)	Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)
($ in millions)	Net Income Attributable					Net Income Attributable
	to U.S. Bancorp			Percent Change		to U.S. Bancorp
Business Line	3Q 2021	2Q 2021	3Q 2020	3Q21 vs 2Q21	3Q21 vs 3Q20	YTD 2021	YTD 2020	Percent Change
Corporate and Commercial Banking	$403	$429	$447	(6.1)	(9.8)	$1,291	$1,230	5.0
Consumer and Business Banking	628	632	649	(.6)	(3.2)	1,833	1,747	4.9
Wealth Management and Investment Services	196	198	227	(1.0)	(13.7)	618	737	(16.1)
Payment Services	409	442	322	(7.5)	27.0	1,341	1,010	32.8
Treasury and Corporate Support	392	281	(65)	39.5	nm	1,207	(1,284)	nm

Consolidated Company	$2,028	$1,982	$1,580	2.3	28.4	$6,290	$3,440	82.8

(a) preliminary data

Lines of Business

The Company’s major lines of business are Corporate and Commercial Banking, Consumer and Business Banking, Wealth Management and Investment Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Business line results are derived from the Company’s business unit profitability reporting systems by specifically attributing managed balance sheet assets, deposits and other liabilities and their related income or expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2021, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

        2

CORPORATE AND COMMERCIAL BANKING (a)
($ in millions)				Percent Change
	3Q 2021	2Q 2021	3Q 2020	3Q21 vs 2Q21	3Q21 vs 3Q20	YTD 2021	YTD 2020	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$717	$734	$852	(2.3)	(15.8)	$2,172	$2,623	(17.2)
Noninterest income	253	265	267	(4.5)	(5.2)	786	899	(12.6)
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	970	999	1,119	(2.9)	(13.3)	2,958	3,522	(16.0)
Noninterest expense	418	425	428	(1.6)	(2.3)	1,257	1,310	(4.0)
Other intangibles	--	--	--	--	--	--	--	--
Total noninterest expense	418	425	428	(1.6)	(2.3)	1,257	1,310	(4.0)
Income before provision and taxes	552	574	691	(3.8)	(20.1)	1,701	2,212	(23.1)
Provision for credit losses	15	2	95	nm	(84.2)	(20)	572	nm
Income before income taxes	537	572	596	(6.1)	(9.9)	1,721	1,640	4.9
Income taxes and taxable-equivalent adjustment	134	143	149	(6.3)	(10.1)	430	410	4.9
Net income	403	429	447	(6.1)	(9.8)	1,291	1,230	5.0
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$403	$429	$447	(6.1)	(9.8)	$1,291	$1,230	5.0

Average Balance Sheet Data
Loans	$102,431	$102,024	$115,547	.4	(11.4)	$102,117	$118,686	(14.0)
Other earning assets	4,722	4,409	4,110	7.1	14.9	4,485	4,170	7.6
Goodwill	1,650	1,647	1,647	.2	.2	1,648	1,647	.1
Other intangible assets	5	5	6	--	(16.7)	5	6	(16.7)
Assets	114,629	113,904	128,369	.6	(10.7)	114,182	131,106	(12.9)

Noninterest-bearing deposits	62,642	60,554	48,058	3.4	30.3	59,841	41,091	45.6
Interest-bearing deposits	68,917	69,626	87,558	(1.0)	(21.3)	69,999	90,581	(22.7)
Total deposits	131,559	130,180	135,616	1.1	(3.0)	129,840	131,672	(1.4)

Total U.S. Bancorp shareholders’ equity	13,772	13,824	15,051	(.4)	(8.5)	13,995	15,201	(7.9)

(a) preliminary data

Corporate and Commercial Banking offers lending, equipment finance and small-ticket leasing, depository services, treasury management, capital markets services, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution, non-profit and public sector clients.

Corporate and Commercial Banking contributed $403 million of the Company’s net income in the third quarter of 2021, compared with $447 million in the third quarter of 2020. Total net revenue was $149 million (13.3 percent) lower due to a decrease of $135 million (15.8 percent) in net interest income and a decrease of $14 million (5.2 percent) in total noninterest income. Net interest income decreased primarily due to lower average loan and deposit balances as well as the impact of declining interest rates on the margin benefit from deposits, partially offset by favorable deposit mix with higher noninterest-bearing balances and slightly higher loan spreads. Average loans declined 11.4 percent as significant liquidity draws during the pandemic were paid down during the past several quarters. Total noninterest income decreased year-over-year primarily driven by lower capital markets activity and trading revenue, partially offset by continued stronger treasury management fees due to core growth driven by the economic recovery. Total noninterest expense decreased $10 million (2.3 percent) compared with a year ago primarily due to lower FDIC insurance expense, lower production incentives, and higher capitalized loan costs, partially offset by an increase in net shared services expense driven by investment in infrastructure and technology development. The provision for credit losses decreased $80 million (84.2 percent) compared with the third quarter of 2020 primarily due to a favorable change in the reserve allocation driven by improving portfolio credit quality in the current quarter, compared with deteriorating credit quality in the third quarter of 2020.

        3

CONSUMER AND BUSINESS BANKING (a)
($ in millions)				Percent Change
	3Q 2021	2Q 2021	3Q 2020	3Q21 vs 2Q21	3Q21 vs 3Q20	YTD 2021	YTD 2020	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,551	$1,537	$1,474	.9	5.2	$4,603	$4,239	8.6
Noninterest income	715	634	848	12.8	(15.7)	1,918	2,433	(21.2)
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	2,266	2,171	2,322	4.4	(2.4)	6,521	6,672	(2.3)
Noninterest expense	1,450	1,394	1,383	4.0	4.8	4,210	4,061	3.7
Other intangibles	3	3	4	--	(25.0)	9	12	(25.0)
Total noninterest expense	1,453	1,397	1,387	4.0	4.8	4,219	4,073	3.6
Income before provision and taxes	813	774	935	5.0	(13.0)	2,302	2,599	(11.4)
Provision for credit losses	(25)	(69)	69	63.8	nm	(143)	269	nm
Income before income taxes	838	843	866	(.6)	(3.2)	2,445	2,330	4.9
Income taxes and taxable-equivalent adjustment	210	211	217	(.5)	(3.2)	612	583	5.0
Net income	628	632	649	(.6)	(3.2)	1,833	1,747	4.9
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$628	$632	$649	(.6)	(3.2)	$1,833	$1,747	4.9

Average Balance Sheet Data
Loans	$140,833	$141,081	$145,229	(.2)	(3.0)	$141,220	$139,981	.9
Other earning assets	7,645	8,022	8,195	(4.7)	(6.7)	8,606	6,578	30.8
Goodwill	3,506	3,475	3,475	.9	.9	3,485	3,508	(.7)
Other intangible assets	2,754	2,827	1,942	(2.6)	41.8	2,692	2,095	28.5
Assets	160,882	161,948	164,246	(.7)	(2.0)	162,316	157,177	3.3

Noninterest-bearing deposits	34,416	33,882	34,288	1.6	.4	33,734	29,397	14.8
Interest-bearing deposits	160,271	158,792	133,095	.9	20.4	156,821	126,934	23.5
Total deposits	194,687	192,674	167,383	1.0	16.3	190,555	156,331	21.9

Total U.S. Bancorp shareholders’ equity	12,277	12,359	13,562	(.7)	(9.5)	12,378	12,797	(3.3)

(a) preliminary data

Consumer and Business Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing and mobile devices. It encompasses community banking, metropolitan banking and indirect lending, as well as mortgage banking.

Consumer and Business Banking contributed $628 million of the Company’s net income in the third quarter of 2021, compared with $649 million in the third quarter of 2020. Total net revenue was lower by $56 million (2.4 percent) due to a decrease in total noninterest income of $133 million (15.7 percent), partially offset by an increase of $77 million (5.2 percent) in net interest income. Net interest income reflected continued strong growth in deposit balances as well as favorable deposit mix, favorable loan spreads driven by growth in installment loans, and higher loan fees driven by PPP loan forgiveness. This was partially offset by lower deposit spreads. Total noninterest income decreased primarily due to lower mortgage banking revenue reflecting lower production volume and related gain on sale margins as refinancing activities decline, partially offset by the favorable net impact of the change in fair value of mortgage servicing rights, net of hedging activities, as well as gains on higher GNMA loan sales. Retail product fees were stronger driven by retail leasing end of term residual gains and deposit service charges increased as a result of customer activity and ATM processing revenue. Total noninterest expense increased $66 million (4.8 percent) primarily due to an increase in net shared services expense due to investments in digital capabilities and higher compensation expense from merit, business hiring related to mortgage forbearance loss mitigation and revenue-related compensation driven by business production. The provision for credit losses decreased $94 million due to a favorable change in the reserve allocation primarily reflecting lower delinquency rates in consumer portfolios and a reduction in end of period outstanding balances in the third quarter of 2021 compared with growth in the third quarter of 2020.

        4

WEALTH MANAGEMENT AND INVESTMENT SERVICES (a)
($ in millions)				Percent Change
	3Q 2021	2Q 2021	3Q 2020	3Q21 vs 2Q21	3Q21 vs 3Q20	YTD 2021	YTD 2020	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$225	$230	$301	(2.2)	(25.2)	$721	$964	(25.2)
Noninterest income	558	549	505	1.6	10.5	1,638	1,507	8.7
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	783	779	806	.5	(2.9)	2,359	2,471	(4.5)
Noninterest expense	507	507	489	--	3.7	1,499	1,445	3.7
Other intangibles	4	4	3	--	33.3	10	9	11.1
Total noninterest expense	511	511	492	--	3.9	1,509	1,454	3.8
Income before provision and taxes	272	268	314	1.5	(13.4)	850	1,017	(16.4)
Provision for credit losses	11	4	11	nm	--	26	34	(23.5)
Income before income taxes	261	264	303	(1.1)	(13.9)	824	983	(16.2)
Income taxes and taxable-equivalent adjustment	65	66	76	(1.5)	(14.5)	206	246	(16.3)
Net income	196	198	227	(1.0)	(13.7)	618	737	(16.1)
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$196	$198	$227	(1.0)	(13.7)	$618	$737	(16.1)

Average Balance Sheet Data
Loans	$18,454	$17,436	$15,616	5.8	18.2	$17,584	$15,151	16.1
Other earning assets	225	237	288	(5.1)	(21.9)	247	285	(13.3)
Goodwill	1,618	1,618	1,618	--	--	1,618	1,617	.1
Other intangible assets	80	84	37	(4.8)	nm	69	40	72.5
Assets	21,566	20,396	18,708	5.7	15.3	20,676	18,324	12.8

Noninterest-bearing deposits	24,453	23,249	17,719	5.2	38.0	23,024	16,285	41.4
Interest-bearing deposits	71,841	73,107	73,857	(1.7)	(2.7)	76,098	76,736	(.8)
Total deposits	96,294	96,356	91,576	(.1)	5.2	99,122	93,021	6.6

Total U.S. Bancorp shareholders’ equity	3,172	3,089	2,968	2.7	6.9	3,099	2,924	6.0

(a) preliminary data

Wealth Management and Investment Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through four businesses: Wealth Management, Global Corporate Trust & Custody, U.S. Bancorp Asset Management and Fund Services.

Wealth Management and Investment Services contributed $196 million of the Company’s net income in the third quarter of 2021, compared with $227 million in the third quarter of 2020. Total net revenue was lower by $23 million (2.9 percent) year-over-year reflecting a decrease in net interest income of $76 million (25.2 percent), partially offset by an increase of $53 million (10.5 percent) in noninterest income. Net interest income decreased year-over-year primarily due to the declining margin benefit of deposits given lower interest rates, partially offset by higher noninterest-bearing deposits and favorable deposit mix as well as higher average loan balances. Total noninterest income increased primarily due to core business growth in trust and investment management fees and investment products fees both driven by favorable market conditions, partially offset by higher fee waivers related to money market funds. Total noninterest expense increased $19 million (3.9 percent) compared with the third quarter of 2020 reflecting higher compensation expense as a result of merit, performance-based incentives related to investment sales volumes and core business growth and an increase in net shared services expense, partially offset by lower other noninterest expense due to the allocation to the business line of previously reserved legal matters in the third quarter of 2020. The provision for credit losses was flat to the third quarter of 2020 reflecting stable credit quality in the current quarter, compared with credit quality deterioration in the third quarter of 2020 offset by stronger balance growth in the current period compared with the prior year quarter.

        5

PAYMENT SERVICES (a)
($ in millions)				Percent Change
	3Q 2021	2Q 2021	3Q 2020	3Q21 vs 2Q21	3Q21 vs 3Q20	YTD 2021	YTD 2020	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$616	$596	$643	3.4	(4.2)	$1,841	$1,910	(3.6)
Noninterest income	946	913	867	3.6	9.1	2,644	2,319	14.0
Securities gains (losses), net	--	--	--	--	--	--	--	--
Total net revenue	1,562	1,509	1,510	3.5	3.4	4,485	4,229	6.1
Noninterest expense	817	796	797	2.6	2.5	2,381	2,296	3.7
Other intangibles	34	33	37	3.0	(8.1)	100	108	(7.4)
Total noninterest expense	851	829	834	2.7	2.0	2,481	2,404	3.2
Income before provision and taxes	711	680	676	4.6	5.2	2,004	1,825	9.8
Provision for credit losses	166	91	246	82.4	(32.5)	216	477	(54.7)
Income before income taxes	545	589	430	(7.5)	26.7	1,788	1,348	32.6
Income taxes and taxable-equivalent adjustment	136	147	108	(7.5)	25.9	447	338	32.2
Net income	409	442	322	(7.5)	27.0	1,341	1,010	32.8
Net (income) loss attributable to noncontrolling interests	--	--	--	--	--	--	--	--
Net income attributable to U.S. Bancorp	$409	$442	$322	(7.5)	27.0	$1,341	$1,010	32.8
Average Balance Sheet Data
Loans	$31,378	$30,030	$31,168	4.5	.7	$30,353	$31,725	(4.3)
Other earning assets	5	5	5	--	--	5	5	--
Goodwill	3,168	3,177	3,123	(.3)	1.4	3,174	3,027	4.9
Other intangible assets	496	519	602	(4.4)	(17.6)	519	584	(11.1)
Assets	37,173	35,620	36,191	4.4	2.7	35,972	36,497	(1.4)
Noninterest-bearing deposits	4,913	5,030	6,886	(2.3)	(28.7)	5,068	3,852	31.6
Interest-bearing deposits	150	141	124	6.4	21.0	141	119	18.5
Total deposits	5,063	5,171	7,010	(2.1)	(27.8)	5,209	3,971	31.2
Total U.S. Bancorp shareholders’ equity	7,561	7,413	7,716	2.0	(2.0)	7,544	7,269	3.8
(a) preliminary data

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate, government and purchasing card services, consumer lines of credit and merchant processing.

Payment Services contributed $409 million of the Company’s net income in the third quarter of 2021, compared with $322 million in the third quarter of 2020. Total net revenue increased $52 million (3.4 percent) primarily due to higher noninterest income of $79 million (9.1 percent), partially offset by lower net interest income of $27 million (4.2 percent). Net interest income decreased primarily due to loan mix, higher credit card payment rates, slightly lower loan yields and lower deposit balances driven by lower prepaid card processing activities as government stimulus dissipates. Total noninterest income increased year-over-year mainly due to continued strengthening of consumer and business spending across most sectors driven by government stimulus, local jurisdictions reducing restrictions and consumer behaviors normalizing. As a result, there was strong growth in merchant processing services revenue driven by higher sales volume and higher merchant fees and equipment income, partially offset by higher rebates. There was also solid growth in corporate payment products revenue driven by improving business spending across all product groups. Total noninterest expense increased $17 million (2.0 percent) reflecting the timing of marketing campaigns and higher net shared services expense, partially offset by higher incremental costs related to the prepaid card business in the third quarter of 2020. The provision for credit losses decreased $80 million (32.5 percent) primarily due to a favorable change in the reserve allocation primarily driven by a combination of slower loan balance growth and improved credit quality relative to the third quarter of 2020.

        6

TREASURY AND CORPORATE SUPPORT (a)
($ in millions)				Percent Change
	3Q 2021	2Q 2021	3Q 2020	3Q21 vs 2Q21	3Q21 vs 3Q20	YTD 2021	YTD 2020	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$88	$67	$(18)	31.3	nm	$113	$(13)	nm
Noninterest income	201	215	213	(6.5)	(5.6)	619	550	12.5
Securities gains (losses), net	20	43	12	(53.5)	66.7	88	143	(38.5)
Total net revenue	309	325	207	(4.9)	49.3	820	680	20.6
Noninterest expense	196	225	230	(12.9)	(14.8)	729	764	(4.6)
Other intangibles	--	--	--	--	--	--	--	--
Total noninterest expense	196	225	230	(12.9)	(14.8)	729	764	(4.6)
Income (loss) before provision and taxes	113	100	(23)	13.0	nm	91	(84)	nm
Provision for credit losses	(330)	(198)	214	(66.7)	nm	(1,239)	2,013	nm
Income (loss) before income taxes	443	298	(237)	48.7	nm	1,330	(2,097)	nm
Income taxes and taxable-equivalent adjustment	45	11	(178)	nm	nm	106	(833)	nm
Net income (loss)	398	287	(59)	38.7	nm	1,224	(1,264)	nm
Net (income) loss attributable to noncontrolling interests	(6)	(6)	(6)	--	--	(17)	(20)	15.0
Net income (loss) attributable to U.S. Bancorp	$392	$281	$(65)	39.5	nm	$1,207	$(1,284)	nm

Average Balance Sheet Data
Loans	$3,643	$3,713	$3,458	(1.9)	5.3	$3,740	$3,392	10.3
Other earning assets	193,989	193,794	162,488	.1	19.4	192,259	156,045	23.2
Goodwill	--	--	--	--	--	--	--	--
Other intangible assets	--	--	--	--	--	--	--	--
Assets	219,196	219,497	189,388	(.1)	15.7	218,053	182,276	19.6

Noninterest-bearing deposits	2,594	2,582	2,424	.5	7.0	2,595	2,310	12.3
Interest-bearing deposits	1,290	2,247	1,514	(42.6)	(14.8)	1,718	3,293	(47.8)
Total deposits	3,884	4,829	3,938	(19.6)	(1.4)	4,313	5,603	(23.0)

Total U.S. Bancorp shareholders’ equity	17,491	16,277	13,119	7.5	33.3	16,311	13,745	18.7

(a) preliminary data

Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, interest rate risk management, income taxes not allocated to the business lines, including most investments in tax-advantaged projects, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis.

Treasury and Corporate Support contributed $392 million of the Company’s net income in the third quarter of 2021, compared with a $65 million net loss in the third quarter of 2020. Total net revenue was higher by $102 million (49.3 percent) year-over-year due to an increase of $106 million in net interest income, partially offset by a decrease in noninterest income of $4 million (1.8 percent). Net interest income increased primarily due to favorable funding and deposit mix and lower premium amortization in the investment portfolio compared with a year ago. Total noninterest income decreased slightly reflecting lower other noninterest income driven by lower equity investment income in the third quarter of 2021. Total noninterest expense decreased $34 million (14.8 percent) primarily due to lower COVID-19 related accruals compared with the third quarter of 2020, including recognizing liabilities related to future delivery exposures for merchant and airline processing, lower net shared services expense and lower amortization related to tax-advantaged investments which were scaled back in 2020 during the pandemic. These decreases were partially offset by higher compensation expense as a result of merit and performance-based incentives. The provision for credit losses decreased $544 million reflecting the residual impact of changes in the allowance for credit losses being impacted by deteriorating economic conditions in the third quarter of 2020 compared with improving conditions in the current year quarter. Income taxes are assessed to each line of business at a managerial tax rate of 25.0 percent with the residual tax expense or benefit to arrive at the consolidated effective tax rate included in Treasury and Corporate Support.

        7